EXHIBIT 14

                           CREDITRISKMONITOR.COM, INC.
                 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER
                          AND SENIOR FINANCIAL OFFICERS

CreditRiskMonitor.com, Inc. ("CRM" or the "Company") has adopted this Code of Ethics applicable to the principal executive officer, the principal financial officer and the principal accounting officer or controller of the Company (collectively, the "Officers" and individually an "Officer"). This Code recognizes the vital importance to the Company of conducting its business subject to the highest ethical standards and in full compliance with all applicable laws and, even where not required by law, with the utmost integrity and honesty.

In all of their dealings on behalf of, or with, the Company, each Officer must:

      o Engage in and promote honest and ethical conduct, including by avoiding actual or potential conflicts of interest between personal and business or professional relationships;

      o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated to the judgment of others;

      o Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications;

      o Comply with all applicable governmental laws, rules and regulations (including, but not limited to, those relating to disclosure of the business activities and/or performance of the Company);

      o Promptly report violations of this Code of Ethics, by designated senior management, to the appropriate persons;

      o Protect the confidentiality of non-public information about the Company and its customers or suppliers or other business partners/co-venturers, and prevent the unauthorized disclosure of such information unless required by law;

      o Ensure the responsible use of, and control over, all Company assets and resources entrusted to his or her care; and

      o Assume accountability for compliance with, and the interpretation and enforcement of, this Code of Ethics.

It is the responsibility of each of the Officers promptly to bring to the attention of the General Counsel of the Company or the Chairman of the Audit Committee any credible information of which he or she becomes aware that would place in doubt the accuracy and completeness in any material respect of any disclosures of which he or she is aware that have been made, or are to be made, directly or indirectly by the Company in any public SEC filing or submission or any other formal or informal public communication, whether oral or written (including but not limited to a press release). In addition, each Officer is responsible for promptly bringing to the attention of the General Counsel and, the Chairman of the Audit Committee, any credible information of which he or she becomes aware that indicates any deficiency in the Company's internal control over financial reporting within the meaning of Section 404 of the Sarbanes-Oxley Act and the SEC's implementing rules, and/or the Company's disclosure controls and procedures for preparing SEC reports or other public communication as mandated by Section 302 of the Sarbanes-Oxley Act and the SEC's implementing rules, even if a materially inaccurate or incomplete disclosure by or on behalf of the Company has not resulted or is not expected imminently to result from such deficiency.

Each Officer will promptly report (anonymously if he or she wishes to do so) to the Chairman of the Audit Committee and the General Counsel (or such other person as may be designated by the Board of Directors of the Company (the "Board") from time to time) any credible information he or she may receive or become aware of indicating that any violation by an Officer of this Code of Ethics, the U.S. federal securities laws or any rule or regulation thereunder or any other law, rule or regulation applicable to the Company has occurred, is occurring or is imminent.

CRM policy prohibits retaliation (or threat of retaliation) against an employee who reports a violation of this Code of Ethics in good faith. As provided by law, CRM is not permitted to fire, demote, suspend, harass or discriminate against an employee in retaliation for such employee providing information to, or otherwise assisting or participating in, any investigation or proceeding by a regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee, or by the Company, relating to what the employee reasonably believes is a violation of the securities laws, an act of fraud or a violation of any wage or discrimination laws. No CRM director, officer, employee or representative is permitted to take any such retaliatory action.

Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company misleading.

Where an amendment to or waiver of this Code of Ethics may be necessary or appropriate with respect to an Officer, such person shall submit a request for approval to the Board, through the General Counsel. Only the Board, or a duly authorized committee of the Board, may grant waivers from compliance with this Code of Ethics or make amendments to this Code of Ethics.

In the event of a violation of this Code of Ethics by an Officer, the Board or the Audit Committee, as appropriate, will determine the appropriate actions to be taken (which may include dismissal) after considering all relevant facts and circumstances.

Officers are reminded that violations of this Code of Ethics may also constitute violations of law that may result in civil or criminal penalties for the Officers and/or the Company.

This Code is not intended to grant and does not grant any additional rights or causes of action to an employee and is not intended to effect and does not effect any rights the Company otherwise may have to discipline or terminate an employee with or without cause.

This Code is not to be construed as granting any additional rights or causes of action to any person, entity or government agency or regulatory authority which are not otherwise granted by law.